SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Silicon Storage Technology, Inc.
 (Name of Registrant as Specified in its Charter)

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SILICON STORAGE TECHNOLOGY, INC.
1171 Sonora Court
Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 21, 2002

TO THE SHAREHOLDERS OF SILICON STORAGE TECHNOLOGY, INC.:

Notice Is Hereby Given that the 2002 Annual Meeting of Shareholders of Silicon Storage Technology, Inc., a California corporation, will be held on Friday, June 21, 2002 at 2:00 p.m., local time, at our offices located at 1156 Sonora Court, Sunnyvale, California 94086 for the following purposes:

  To elect directors to serve for the ensuing year and until their successors are elected.
  To approve our 1995 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 2,000,000 to 30,250,000 shares.
  To approve our 1995 Non-Employee Directors' Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 to 800,000 shares.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 25, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

JEFFREY L. GARON
Secretary

Sunnyvale, California
April 29, 2002

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. SHARES MAY ALSO BE VOTED ON ELECTRONICALLY VIA THE INTERNET. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SILICON STORAGE TECHNOLOGY, INC.
 1171 Sonora Court
Sunnyvale, California 94086

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

June 21, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Silicon Storage Technology, Inc., a California corporation, for use at the Annual Meeting of Shareholders to be held on Friday, June 21, 2002 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices located at 1156 Sonora Court, Sunnyvale, California 94086. We intend to mail this proxy statement, accompanying proxy card, and our 2001 Annual Report on or about May 20, 2002, to all shareholders entitled to vote at the Annual Meeting. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically. Please refer to the enclosed voting form for instructions.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of our Common Stock at the close of business on April 25, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 25, 2002 we had outstanding and entitled to vote 92,315,727 shares of Common Stock.

Each holder of record of our Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to five votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are respresented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non- votes are counted towards a quorum but are not counted for any purposes in determining whether a matter is approved.

VOTING VIA THE INTERNET OR BY TELEPHONE

Shareholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The telephone and Internet voting procedures below are designed to authenticate shareholders' identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders' instructions have been recorded properly. Shareholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may go to http://www.voteproxy.com to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than our proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on June 20, 2002. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices, 1171 Sonora Court, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, proposals of shareholders that are intended to be presented at our 2003 Annual Meeting of Shareholders must be received by us not later than Tuesday, December 31, 2002 in order to be included in the Proxy Statement and proxy relating to the 2003 Annual Meeting. Pursuant to our bylaws, shareholders who wish to bring matters or proposed nominees for director at the our 2003 Annual Meeting of Shareholders must provide specified information to us between January 22, 2003 and February 21, 2003. Shareholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice shareholder proposals and director nominations.

Electronic Delivery Of Shareholder Communications

Registered and beneficial shareholders now have the option to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the Annual Report and Proxy Statement, shareholders can receive communications as soon as they become available without waiting for the material to arrive in the mail. To sign up for electronic delivery of our Annual Report and Proxy Statement in 2003, please visit our web page at http://www.sst.com/finance/edelivery.html. Shareholders enrollment will be effective until cancelled. Shareholders may call SST Investor Relations at (408) 523-7749 for questions about electronic delivery.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as householding, potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to Silicon Storage Technology, Inc., Investor Relations, at (408) 735-9110. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

There are five nominees for the five Board positions presently authorized in our bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently one of our directors, all five having been elected by the shareholders.

Shares represented by the executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve.

The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected to our Board of Directors. The names of the nominees and certain information about them are set forth below:
Name	Age	Position
Bing Yeh (1)(4)........	51	President, Chief Executive Officer and Director
Yaw Wen Hu.........	52	Senior Vice President, Operations and Process
		Development and Director
Tsuyoshi Taira (1)(2)(3)....	63	Director
Yasushi Chikagami (1)(2)(3)...	63	Director
Ronald Chwang (1)(2)(3).....	53	Director

_______________________________

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Stock Option Committee

(4) Sole Member of Non-Officer Stock Option Committee

Bing Yeh, one of our co-founders, has served as our President and Chief Executive Officer and has been a member of our board of directors since our inception in 1989. Prior to that, Mr. Yeh served as a senior research and development manager of Xicor, Inc., a nonvolatile memory semiconductor company. From 1981 to 1984, Mr. Yeh held program manager and other positions at Honeywell Inc. From 1979 to 1981, Mr. Yeh was a senior development engineer of EEPROM technology of Intel Corporation. He was a Ph.D. candidate in Applied Physics and earned an Engineer degree at Stanford University. Mr. Yeh holds an M.S. and a B.S. in Physics from National Taiwan University.

Yaw Wen Hu, Ph.D., joined us in 1993 as Vice President, Technology Development. In 1997, he was given the additional responsibility of wafer manufacturing and, in August 1999, he became Vice President, Operations and Process Development. In January 2000, he was promoted to Senior Vice President, Operations and Process Development. Dr. Hu has been a member of our board of directors since September 1995. From 1990 to 1993, Dr. Hu served as deputy general manager of technology development of Vitelic Taiwan Corporation. From 1988 to 1990, he served as FAB engineering manager of Integrated Device Technology, Inc. From 1985 to 1988, he was the director of technology development at Vitelic Corporation. From 1978 to 1985, he worked as a senior development engineer in Intel Corporation's Technology Development Group. Dr. Hu holds a B.S. in Physics from National Taiwan University and an M.S. in Computer Engineering and a Ph.D. in Applied Physics from Stanford University.

Tsuyoshi Taira has been a member of our board of directors since July 1993. Mr. Taira served as president of Sanyo Semiconductor Corporation from 1986 to 1993. Mr. Taira was chairman of the Sanyo Semiconductor Corporation from 1993 to 1996. Mr. Taira left the Sanyo Semiconductor Corporation in August 1996. Mr. Taira currently owns and runs a marketing and management consulting company, Tazan International, Inc. Mr. Taira holds a B.S. from Tokyo Metropolitan University.

Yasushi Chikagami has been a member of our board of directors since September 1995. Mr. Chikagami has been chairman of Arise, Inc. since 2000. Mr. Chikagami has also served as director of GVC Corporation and Trident Microsystems, Inc. since 1993. Mr. Chikagami holds a B.S. in Agricultural Engineering from Taiwan University and a M.S. in engineering from University of Tokyo.

Ronald Chwang, Ph.D., has been a member of our board of directors since June 1997. Dr. Chwang has been the Chairman and President of Acer Technology Ventures, America, a venture capital management company, since 1997. Dr. Chwang currently serves actively on the board of directors of several private companies. He also serves on the board of Acer Laboratories Inc. and Ambit Microsystems Corp. in Taiwan. From 1986 to 1997, Dr. Chwang was with various Acer entities, serving in executive positions leading business units engaged in ASIC products, computer peripherals, and Acer-Altos server system, including from 1992 to 1997as president and chief executive officer of Acer America Corporation. Before joining the Acer entities, Dr. Chwang worked for several years in development and management positions at Intel in Oregon and Bell Northern Research in Ottawa, Canada. Dr. Chwang holds a B.S. in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Board Committees and Meetings

During the year ended December 31, 2001, the Board of Directors held five meetings. Messrs. Taira and Chikagami attended four of the meetings of the board of directors; and Messrs. Chwang, Hu and Yeh attended all five meetings. Attendance was either in person or by telephonic conference. In addition, the Board of Directors acted by unanimous written consent four times during fiscal 2001. The Board has a Compensation Committee, Audit Committee, Stock Option Committee, and a Non-Officer Stock Option Committee.

The Compensation Committee makes recommendations concerning the salaries and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees, except for the issuance of stock options and other awards under our equity incentive plans. The Compensation Committee is composed of three non-employee directors: Messrs. Taira, Chikagami and Chwang, and one employee director, Mr. Yeh. The Compensation Committee met four times during fiscal 2001. Of these four meetings, Messrs. Taira and Chikagami attended three meetings and Messrs. Chwang and Yeh attended all four meetings.

The Audit Committee reviews our internal accounting procedures, reviews the services provided, and meets and consults with our independent auditors. The Audit Committee is composed of three non-employee directors: Messrs. Taira, Chikagami, and Chwang. The Audit Committee met four times during fiscal 2001. Of these four meetings, Messrs. Taira and Chikagami attended three meetings; and Mr. Chwang attended all four meetings. All members of our Audit Committee are independent; independence is defined in Rule 4200(a)(14) of the NASD listing standards. The Stock Option Committee administers the issuance of stock options and other awards under our 1995 Equity Incentive Plan. The Stock Option Committee is composed of three non-employee directors: Messrs. Taira, Chikagami and Chwang. The Stock Option Committee met four times during fiscal 2001. Messrs. Taira and Chikagami attended three meetings and Mr. Chwang attended all four meetings. In addition, the Stock Option Committee acted by unanimous written consent one time during fiscal 2001.

The Non-Officer Stock Option Committee administers the issuance of stock options consisting of not more than 36,000 shares per stock option grant under our 1995 Equity Incentive Plan to non-officer employees. The Non-Officer Stock Option Committee is composed of one employee director: Mr. Yeh, our President and Chief Executive Officer. The Non-Officer Stock Option Committee acted by unanimous written consent nine times during fiscal 2001.

PROPOSAL 2

APPROVAL OF 1995 EQUITY INCENTIVE PLAN, AS AMENDED

In October 1995, the Board of Directors adopted, and the shareholders subsequently approved, our 1995 Equity Incentive Plan, or the Incentive Plan, as an amendment and restatement of our 1990 Stock Option Plan. As a result of a series of amendments, as of March 31, 2002, 28,250,000 shares were reserved for issuance under the Incentive Plan. In April 2002, our Board amended the Incentive Plan, subject to shareholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the Incentive Plan by 2,000,000 shares to 30,250,000 shares.

As of March 31, 2002, options to purchase a total of approximately 10,191,000 shares, net of cancelled or expired options, were outstanding under the Incentive Plan. In addition, options to purchase 3,718,000 shares, plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options, remained available for future grant under the Incentive Plan. During fiscal 2001, under the Incentive Plan, we granted to all current officers as a group, options to purchase 162,000 shares at exercise prices of $4.46 to $18.56 per share, and granted to all employees, excluding officers, as a group, options to purchase 1,662,000 shares at exercise prices of $4.46 to $16.88 per share.

Shareholders are requested in this Proposal 2 to approve the Incentive Plan, as amended. If the shareholders fail to approve this Proposal 2, options granted under the Incentive Plan after the Annual Meeting in excess of the existing authorized share reserve may not qualify as performance-based compensation and, in some circumstances, we may be denied a business expense deduction for compensation recognized in connection with the exercise of these stock options.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting, which shares voting affirmatively also constitute at least a majority of the required quorum, will be required to approve the Incentive Plan, as amended. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Incentive Plan are outlined below:

General

The Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to consultants, employees, officers and employee directors. To date only incentive stock options and nonstatutory stock options have been awarded under the Incentive Plan. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Incentive Plan.

Purpose

The Incentive Plan was adopted to provide a means by which selected officers and employees of, and consultants to, us and our affiliates could be given an opportunity to receive our stock, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success. All of our employees as of March 31, 2002 and our consultants are eligible to participate in the Incentive Plan.

Administration

The Incentive Plan is administered by our Board of Directors. The Board has the power to construe and interpret the Incentive Plan and, subject to the provisions of the Incentive Plan:

  to determine the persons to whom and the dates on which awards will be granted, what type of award will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price,
  the type of consideration, and
  other terms of the award.

The Board of Directors is authorized to delegate administration of the Incentive Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to the Stock Option Committee as well as to the Board of Directors itself.

Eligibility

Incentive stock options may be granted under the Incentive Plan only to our employees, including our officers and employees of our affiliates. Consultants and employees, including our officers, are eligible to receive awards other than incentive stock options under the Incentive Plan. Directors who are not salaried employees of, or consultants to, us or to any affiliate are not eligible to participate in the Incentive Plan.

No option may be granted under the Incentive Plan to any person who, at the time of the grant, owns, or is deemed to own stock possessing more than 10% of the total combined voting power of our stock or the stock of any of our affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Incentive Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year, under all of our and our affiliates' such plans may not exceed $100,000.

Shares Subject to the Incentive Plan

Subject to shareholder approval of this proposal 2, an aggregate of 30,250,000 shares of our Common Stock is reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Incentive Plan.

Terms of Options

The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options under the Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases, may not be less than 110% of such fair market value. For additional information see the section above entitled "Eligibility."

In the event of a decline in the value of our Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. We last provided that opportunity to employees in April 1997. To the extent required by Section 162(m), an option re-priced under the Incentive Plan is deemed to be cancelled and a new option granted. The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering other shares of Common Stock as payment of the exercise price.

The exercise price of options granted under the Incentive Plan must be paid either:

  in cash at the time the option is exercised;
  at the discretion of the Board, by delivery of other shares of our Common Stock, or pursuant to a deferred payment arrangement; or
  in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments, or vest, as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest at the rate of 25% on the first anniversary of the grant and 1/48th per month (25% per year) thereafter during the optionee's employment or service as a consultant (hire-on grants and promotion grants) or monthly over a twelve month period (performance grants and stock replenishment grants). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised, and certain other events such as a change in our ownership may accelerate the vesting of options. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionee leave our employ before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionee, by delivering already- owned shares of our stock or by a combination of these means.

Term. The maximum term of options under the Incentive Plan is ten years, except that in certain cases the maximum term is five years. Options under the Incentive Plan terminate three months after the optionee ceases to be an employee, director or consultant of ours or any of our affiliates, unless:

  the termination of employment as an employee, director or consultant is due to such person's permanent and total disability, as defined in the Code, in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination;
  the optionee dies while an employee, director or consultant of ours or any of our affiliates, or within three months after termination of such employment as an employee, director, or consultant, in which case the option may, but need not, provide that it may be exercised, to the extent the option was exercisable at the time of the optionee's death, within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or
  the option by its terms specifically provides otherwise.

Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting or director relationship. The option term also may be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

Terms of Stock Bonuses and Purchases of Restricted Stock

Purchase Price; Payment. The purchase price under each stock purchase agreement will be determined by the Board, but the purchase price may not be less than 85% of the fair market value of our Common Stock on the date of purchase. The purchase price of stock pursuant to a stock purchase agreement must be paid either:

  in cash at the time of purchase;
  at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or
  in any other form of legal consideration that may be acceptable to the Board in its discretion.

Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to us or for our benefit.

Repurchase. Shares of Common Stock sold or awarded under the Incentive Plan may, but need not, be subject to a repurchase option in favor of us in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to us or one of our affiliates, we may repurchase or otherwise reacquire any or all of the shares of Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between us and such person.

Stock Appreciation Rights

The Board may grant stock appreciation rights to our and our affiliates' employees, directors or consultants. The Incentive Plan authorizes three types of stock appreciation rights.

Tandem Stock Appreciation Rights. Tandem stock appreciation rights are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash. Tandem stock appreciation rights tied to incentive stock options may be granted to employees only.

Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash. Concurrent stock appreciation rights tied to incentive stock options may be granted to employees only.

Independent Stock Appreciation Rights. Independent stock appreciation rights are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less the fair market value of such number of shares of stock on the date of grant of the independent stock appreciation rights. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of Common Stock or a combination thereof.

Repricing. In the event of a decline in the value of our Common Stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced stock appreciation rights with new lower priced stock appreciation rights. To the extent required by Section 162(m) of the Code, a repriced stock appreciation rights is deemed to be canceled and a new stock appreciation rights granted. Both the stock appreciation rights deemed to be canceled and the new stock appreciation rights deemed to be granted will be counted against the Section 162(m) limitation.

Adjustment Provisions

If there is any change in the stock subject to the Incentive Plan or subject to any award granted under the Incentive Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding awards.

Effect of Certain Corporate Events

The Incentive Plan provides that, in the event of our dissolution or liquidation, a specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under the Incentive plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the Incentive Plan, or to substitute similar awards, then, with respect to awards held by persons then performing services as employees, directors, or consultants, the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Amendment and Termination

The Board may suspend or terminate the Incentive Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on April 12, 2009.

The Board also may amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by our shareholders within twelve months before or after its adoption by the Board if the amendment would:

  modify the requirements as to eligibility for participation, to the extent such modification requires shareholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Securities Exchange Act of 1934;
  increase the number of shares reserved for issuance upon exercise of options; or
  change any other provision of the Incentive Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code.

The Board may submit any other amendment to the Incentive Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Restrictions on Transfer

Under the Incentive Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of an optionee, an option may be exercised only by the optionee. A nonstatutory stock option or an independent stock appreciation right may not be transferred except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order." In any case, an optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. No rights under a stock bonus or restricted stock purchase agreement are transferable except where required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. A tandem stock appreciation right or concurrent stock appreciation right may be transferred only by the methods applicable to the underlying option. In addition, any shares subject to repurchase by us under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

There generally are no federal income tax consequences to the optionee or to us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may subject the optionee to an alternative minimum tax liability.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods, a "disqualifying disposition", at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price, or (2) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on the length of time the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we generally will be entitled, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. Nonstatutory stock options granted under the Incentive Plan generally have the following federal income tax consequences.

There are no tax consequences to the optionee or to us by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on the length of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences.

Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition, or vesting, of the stock. Such gain or loss will be long-term or short-term depending on the length of time that the stock was held from the date ordinary income is measured. Slightly different rules may apply to persons who are subject to Section 16(b) of the Securities Exchange Act of 1934.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares, or cash in lieu of shares, received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to a covered employees in a taxable year to the extent that non-performance- based compensation paid to such a covered employee exceeds $1 million. It is possible that compensation attributable to awards under the Incentive Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (1) the plan contains a per- employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (2) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by shareholders. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if:

  the award is granted by a compensation committee comprised solely of "outside directors";
  the award is granted, or exercisable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain;
  the compensation committee certifies in writing prior to the granting, or exercisability, of the award that the performance goal has been satisfied; and
  prior to the granting, or exercisability, of the award, shareholders have approved the material terms of the award including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal.

PROPOSAL 3

APPROVAL OF 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AS AMENDED

In October 1995, the Board of Directors adopted, and the shareholders subsequently approved, our 1995 Non-Employee Directors' Stock Option Plan, or the Directors' Plan. The Directors' Plan provides a means by which each director who is not otherwise an SST employee will be given an opportunity to purchase our stock. As a result of a previous amendment, as of March 31, 2002, 600,000 shares of Common Stock were reserved for issuance under the Directors' Plan. In April 2002, our Board amended the Directors' Plan, subject to shareholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the Directors' Plan by 200,000 shares to 800,000 shares.

As of March 31, 2002, options to purchase a total of approximately 172,000 shares, net of cancelled or expired options, were outstanding under the Directors' Plan and, options to purchase 335,000 shares had been exercised under the Directors' Plan at a weighted average exercise price of $2.32 per share, and options to purchase 165,000 shares were exercisable at a weighted average price of $13.07 per share. As of March 31, 2002, options to purchase approximately 93,000 shares, plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of the options, remained available for future grants under the Directors' Plan.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting, which shares voting affirmatively also constitute at least a majority of the required quorum, will be required to approve the Directors' Plan, as amended. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Directors' Plan are outlined below:

General

The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See the section below entitled "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

Purpose

The purpose of the Directors' Plan is to provide a means by which each director who is not otherwise an SST employee or an employee of our affiliates will be given an opportunity to purchase our stock. We believe the Directors' Plan is necessary in order to secure and retain the services of non-employee directors, and to provide incentives for such persons to exert maximum efforts for our success.

Administration

The Board administers the Directors' Plan. The Board has the power, which it has not yet exercised, to delegate administration of the Directors' Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

Shares Subject To The Directors' Plan

Subject to shareholder approval of this proposal 3, the shares reserved for issuance under the Directors' Plan shall not exceed an aggregate of 800,000 shares of our Common Stock. If any option granted under the Directors' Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Directors' Plan.

Eligibility

The Directors' Plan provides that options may be granted only to non-employee directors. A "non-employee director" is defined in the Directors' Plan as a director of who is not an employee of or consultant to SST or any of our affiliates.

Non-Discretionary Grants

Each person who is elected for the first time to be a non-employee director automatically shall be granted, upon the date of initial election to be a non-employee director by the Board or shareholders, an option to purchase 45,000 shares of our Common Stock. On the date of each annual meeting, each person who is then a non-employee director and continuously has been a non-employee director since our annual meeting in the immediately preceding year automatically shall be granted an option to purchase 18,000 shares of our Common Stock. Non-employee directors who join the Board mid-year will be given an option to purchase a pro-rata amount of shares of Common Stock based on the number of days the person has continuously served with 18,000 shares representing the full year.

Option Provisions

Each option expires 10 years from the date of grant unless terminated earlier due to the death or termination of service. Upon the death of the optionee, the option expires after 18 months. Upon the termination of service of the optionee for any reason other than death, or for no reason, the option expires after 12 months. The exercise price of each option shall be 100% of the fair market value of the stock subject to such option on the date such option is granted. Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is less than 1,000 shares; when the number of shares being purchased upon an exercise is 1,000 or more shares, the optionee may elect to make payment of the exercise price either by payment of the exercise price per share in cash at the time of exercise; or by delivery of shares of Common Stock already owned by the optionee, or by a combination of the two methods. Options granted prior to April 1999 vest ratably over four years from the date of grant. Options granted after April 1999 are fully vested and exercisable upon the date of grant.

Effect Of Certain Corporate Events; Adjustments Upon Changes In Stock

The Directors' Plan provides for appropriate adjustments of the number of shares subject to outstanding options and the exercise price in the event the Company's shares are changed by reason of a subdivision or consolidation or shares, stock split or other similar corporate transaction. In the event of our dissolution, liquidation or sale of substantially all of our assets, or a merger or consolidation in which we are not the surviving corporation or other change in control transaction as identified in the Directors' Plan, all options issued prior to January 1, 1999 shall be accelerated to permit the optionee to exercise all such options in full prior to such event, and the options shall terminate if not exercised prior to such event.

Amendment Of The Plan

The Board at any time may amend the Directors' Plan; provided, however, that the Board shall not amend the plan more than once every 6 months, with respect to the provisions of the Directors' Plan which relate to the amount, price and timing of grants, unless as needed to comply with the Code. Except as provided for adjustments upon changes in stock, described above, no amendment shall be effective unless approved by our shareholders within 12 months before or after the adoption of the amendment, where the amendment will increase the number of shares, modify the requirements as to eligibility for participation, or if shareholder approval is required for Directors' Plan modifications under the Code or federal securities laws.

Termination Or Suspension Of The Plan

The Board in its discretion, may suspend or terminate the Directors' Plan at any time. No options may be granted under the Directors' Plan while it is suspended or after it is terminated. Rights and obligations under any option granted while the Directors' Plan is in effect shall not be impaired by suspension or termination of the Directors' Plan, except with the consent of the person to whom the option was granted.

Federal Income Tax Information

Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences.

There are no tax consequences to the optionholder or to us by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. If the optionholder becomes an employee, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option, or vesting of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in our best interests and our shareholders.

PricewaterhouseCoopers LLP fees for the fiscal year ended December 31, 2001 are as follows:

Audit Fees: Aggregate fees billed by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and review of the financial statements included in our quarterly reports on Form 10-Q were approximately $514,000.

Financial Information Systems Design and Implementation Fees: During 2001, we did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation.

All Other Fees: Aggregate fees for all other professional services rendered by PricewaterhouseCoopers LLP were approximately $255,000 for the fiscal year ending December 31, 2001. These services primarily included assistance with income and other tax consulting, a registration statement and accounting technical advice.

The Audit Committee has determined the rendering of other professional services by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting, which shares voting affirmatively also constitute at least a majority of the required quorum, at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. For purposes of this vote, abstentions and broker-non votes will not be counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 1, 2002 by:

  each of the officers listed in the "Summary Compensation Table";
  each director; and
  all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 1, 2002. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Percentage of ownership is based on 92,149,794 shares of Common Stock outstanding on March 1, 2002. Unless otherwise indicated, the address of each of the individuals named below is: c/o Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086.

	Beneficial Ownership
Name	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 1, 2002	Number of Shares (Including Number Shown in First Column)	Percentage of Total
Bing Yeh (1)...........	344,063	11,324,063	12.2%
Yaw Wen Hu (2)..........	296,383	1,216,108	1.3%
Michael Briner (3)........	227,150	722,893	*
Derek Best...........	63,555	210,882	*
Isao Nojima............	439,375	702,767	*
Tsuyoshi Taira...........	128,164	178,164	*
Yasushi Chikagami..........	55,095	121,464	*
Ronald Chwang..........	38,570	159,777	*
All officers and directors
as a group (10 persons).......	1,752,105	15,200,416	16.2%

___________________________________

* Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

  Includes (1) 3,450,000 shares held by the Yeh Family Trust U/D/T dated August 14, 1995, of which Mr. Yeh and his wife are trustees, and (2) 7,440,000 shares held by the Yeh 1995 Children's Trust U/T/A dated July 31, 1995 of which Su-Wen Y. Liu and Yeon-Hong Chan are trustees. Mr. Yeh disclaims beneficial ownership of the shares held by the children's trust. Also includes 90,000 shares purchased under an IRA account in the name of Bing Yeh.

(2) Includes 15,000 shares held by each of Mr. Hu's two minor children.

(3) Includes 24,000 shares held by Tammy Briner, custodian of Jeffrey Daniel Briner (UCAUTMA).

Compliance with the Reporting Requirements of Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that on April 27, 2001, Paul Lui, our Vice President, Special Product Group, filed an amended Form 3 to reflect an additional 193,710 shares of Common Stock held by LTC Enterprise, Inc.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS (1)

The Audit Committee oversees SST's financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of SST's accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with SST's management.

The Audit Committee met with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and reviewed and discussed the audited financial statements and other issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit Committee discussed with the independent auditors their independence from management and SST, including the matters in the written disclosures required by Independence Standards Board Standard and considered the compatibility of any non-audit services with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as SST's independent auditors for the year ending December 31, 2002.

Audit Committee

Ronald Chwang
Tsuyoshi Taira
Yasushi Chikagami

___________________________________

(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

COMPENSATION

Compensation of Directors

Our directors do not currently receive any cash compensation from us for their service as members of our Board of Directors, although they are reimbursed for certain travel-related expenses in connection with attendance at Board and committee meetings in accordance with our policy.

Each of our non-employee directors receives stock option grants under our 1995 Non-Employee Directors' Stock Option Plan, or the Directors Plan. During 2001, we granted options under the Directors' Plan covering 18,000 shares to each of Messrs. Taira, Chikagami, and Chwang at an exercise price of $8.32 per share based on the closing sales price reported in the Nasdaq National Market on the date of grant. See Proposal 3 for more information regarding the Directors' Plan.

Compensation of Officers

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2001, 2000 and 1999, compensation awarded or paid to, or earned by our Chief Executive Officer and our four other most highly compensated officers at December 31, 2001. Amounts under the column "All Other Compensation" include matching contributions to 401(k) plans, patent awards, and amounts paid by us on behalf of the officers for supplemental life insurance.

Summary Compensation Table
		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Stock Options	All Other Compensation
Bing Yeh.............	2001	$ 392,700	$151,999	45,000	$ 1,928
President and Chief Executive	2000	$ 330,000	$ 75,242	300,000	$ 1,973
Officer	1999	$ 232,199	$ 101	90,000	$ 86

Yaw Wen Hu............	2001	$ 286,559	$115,109	17,454	$ 1,596
Senior Vice President, Operations	2000	$ 242,833	$ 56,818	147,321	$ 1,668
and Process Development	1999	$ 177,760	$ 101	98,406	$ 86

Michael Briner...........	2001	$ 251,984	$ 90,530	50,047	$ 1,355
Senior Vice President, Application	2000	$ 224,986	$ 40,458	48,842	$ 1,973
Specific Product Group	1999	$ 201,774	$ 101	30,000	$ 420

Derek Best.............	2001	$ 248,400	$ 84,839	15,649	$ 2,288
Senior Vice President, Sales and	2000	$ 213,797	$ 38,843	109,437	$ 973
Marketing	1999	$ 170,154	$ 101	66,984	$ 86

Isao Nojima.............	2001	$ 214,593	$ 71,285	11,556	$ 3,539
Vice President, Standard Memory	2000	$ 180,330	$ 38,706	50,350	$ 4,473
Product Group	1999	$ 155,685	$ 101	81,672	$ 961

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2001, information regarding options granted to, exercised by, and held at year end by the officers listed in the Summary Compensation Table above.

2001 Stock Option Grants

The exercise price of each option was equal to the fair market value of our Common Stock on the date of grant. Mr. Yeh's option was equal to 110% of the fair market value of our Common Stock on the date of grant. The exercise price may be paid in cash, in shares of our Common Stock valued at fair value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

- multiplying the number of shares of Common Stock subject to a given option by the exercise price per share;

- assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

- subtracting from that result the aggregate option exercise price.

The shares listed in the following table under "Number of Securities Underlying Option Granted" are subject to vesting. Certain of the stock options listed in the table vest over a five-year period, 20% after one year and 1.667% per month thereafter. Each of the options has a ten-year term, except for Mr. Yeh's option which has a five-year term, subject to earlier termination if the optionee's service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

Percentages shown under "Percent of Total Options Granted in 2001" are based on 1,878,000 options granted to our employees and directors during 2001.

Individual Grants
	Number of Securities Underlying	Percent of Total Options			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted	Granted in 2001	Exercise Price	Expiration Date	5%	10%
Bing Yeh....	45,000	2.40%	$ 18.56	1/15/06	$ 133,976	$ 387,781
Yaw Wen Hu...	17,454	0.93%	$ 4.46	10/1/11	$ 48,956	$ 124,065
Michael Briner.	35,000	1.86%	$ 8.63	3/29/11	$ 189,958	$ 481,390
	15,047	0.80%	$ 4.46	10/1/11	$ 42,205	$ 106,955
Derek Best..	15,649	0.83%	$ 4.46	10/1/11	$ 43,893	$ 111,235
Isao Nojima...	11,556	0.62%	$ 4.46	10/1/11	$ 32,413	$ 82,141

Aggregate Option Exercises in

2001 and 2001 Year-End Option Values

Amounts shown under the column "Value Realized" are based on the closing sales price of our Common Stock on the date of exercise as reported on the Nasdaq National Market less the exercise price. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2001" are based on the closing price of our Common Stock ($9.64) on December 31, 2001, as reported on the Nasdaq National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001 Exercisable / Unexercisable	Value of Unexercised In-The-Money Options at December 31, 2001 Exercisable / Unexercisable
Bing Yeh...	-	$ -	330,000 / 45,000	$256,200 / $ -
Yaw Wen Hu..	250,000	$ 2,314,200	396,048 / 105,739	$2,584,008 / $372,505
Michael Briner..	166,800	$ 1,796,936	304,800 / 161,289	$2,364,480 / $907,933
Derek Best...	104,911	$ 887,942	50,250 / 138,858	$ - / $585,266
Isao Nojima..	100,000	$ 1,365,200	427,870 / 68,272	$3,642,435 / $324,605

Employee Benefit Plans

Employee Stock Purchase Plan

In October 1995, we adopted the 1995 Employee Stock Purchase Plan, or the Purchase Plan, covering an aggregate of 2,550,000 shares of our Common Stock. The Purchase Plan was amended in April 1999 to increase the number of shares reserved for issuance under the Purchase Plan to 3,600,000 shares. As of March 31, 2002, approximately 1,249,000 shares remained available for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

Employees are eligible to participate if they are employed by us, or one of our affiliates designated by the Board, for at least 20 hours per week and are employed by us, or one of our affiliates designated by the Board, for at least five months per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of our Common Stock on specified dates determined by the Board. The price of our Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment.

In the event of a merger, reorganization, or consolidation or liquidation in which we are not the surviving corporation, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation. Alternatively, the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to the purchase of Common Stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2001:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders....	10,887,375	$7.13	5,262,273 (1)

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(1) Includes 1,448,343 shares available for issuance under our Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON COMPENSATION (1)

Our officer compensation program is administered by the Compensation Committee of the Board of Directors which is composed of Messrs. Taira, Chikagami, and Chwang, each a non-employee director of SST and Bing Yeh, our President and Chief Executive Officer; and the Stock Option Committee which consists of Messrs. Taira, Chikagami, and Chwang.

Our officer compensation program is designed to retain and reward officers who are responsible for leading us in achieving its business objectives. The salary compensation of the Chief Executive Officer is established by the non-employee members of the Compensation Committee, Messrs. Taira, Chikagami, and Chwang. This report is submitted by the Compensation Committee and the Stock Option Committee and addresses our compensation policies for the fiscal year ended December 31, 2001 as they affect Bing Yeh, in his capacity as our President and Chief Executive Officer, and our other officers.

Compensation Philosophy

The objectives of our compensation program are to:

  align compensation with our business objectives and individual performance, motivate and reward high levels of performance,
  recognize and reward the achievement of team and individual goals, and enable us to attract, retain and reward officers who contribute to our long- term success.

Our officer compensation philosophy is to tie a significant portion of our compensation to our performance and attainment of team and individual goals and objectives by our officers and is based on the following:

- The Committee regularly compares our officer compensation practices with those of other companies in the semiconductor industry and other technology-related industries and sets our compensation guidelines based on this review. Our base annual salaries for our officers are generally in the low to mid-range of those paid to officers of companies with comparable revenue targets in high technology industries. The Compensation Committee and the Stock Option Committee seek, however, to provide our officers with opportunities for higher compensation through profit sharing and stock options which, when we are profitable, places total compensation in the mid to upper-range of comparable companies.

- The Committee believes that an officer compensation program that ties profit sharing awards to performance and achievement of our stated goals serves both as an influential motivator to its officers and as an effective instrument for aligning their interests with those of our shareholders.

- The Committee also believes that a substantial portion of the compensation of our officers should be linked to the success of our stock in the marketplace. The linkage is achieved through our stock option program, which also serves to more fully align the interests of management with those of our shareholders.

______________________

(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph shall not be incorporated by reference into any such filings.

Implementation of Compensation Program

Annual compensation for our officers consists of three principal elements - salary, profit sharing and stock options.

The Compensation Committee sets the base annual salary and levels of compensation for officers by reviewing compensation for comparable positions in the market and the historical compensation levels of our officers. Currently, the base annual salaries of our officers are at levels which the Compensation Committee believes are generally in the low to mid-range of those of officers of companies with which we compare ourselves. The Compensation Committee members participate in the deliberations of the annual salaries for all officers other than for compensation for Mr. Yeh. The non-employee members of the Compensation Committee deliberate upon and set Mr. Yeh's annual salary. Increases in annual salaries are based on a review and evaluation of officer salary levels and the demonstrated capabilities of the officers in managing the key aspects of a fabless semiconductor company, including:

  corporate partnering, patent strategy and technology collaborations, research and development,
  market development and market penetration,
  financial matters, including attracting capital and financial planning, and human resources.

Compensation of the Chief Executive Officer in Fiscal 2001

As discussed below, Mr. Yeh is eligible to participate in the same officer compensation plans available to the other our officers. The non- employee members of the Compensation Committee set Mr. Yeh's total annual compensation, including compensation derived from our profit sharing program, at a level it believes is appropriate in comparison with other chief executive officers at mid-sized companies in technology-related industries with comparable revenue targets.

Mr. Yeh earned $392,700 in 2001 as base salary. Despite Mr. Yeh's contributions with respect to our increase in product shipments, the introduction of new products, the advancement of market development and diversification of market penetration, the continued development of corporate partnership strategy, and the refinement of overall strategic direction, we decided not to increase Mr. Yeh's base salary in 2002. In addition, due to economic conditions, none of our employees received annual salary increases from 2001 to 2002, and therefore we and Mr. Yeh did not believe that it would be appropriate to increase Mr. Yeh's base salary. During 2001 Mr. Yeh also received $151,999 for profit sharing earned in the second half of 2000. Profit sharing is calculated and based on a pre-determined formula that is applied to our employees as described below. During 2001, Mr. Yeh was also granted an option to purchase 45,000 shares of our Common Stock at an exercise price of $18.56, based on 110% of the closing price of our Common Stock as reported on the Nasdaq National Market on the date of grant. The options were granted in recognition of Mr. Yeh's performance and were intended to provide him with a continuing incentive to remain with SST and contribute to our success.

Profit Sharing

During 2001, profit sharing was calculated for all employees, including officers but excluding employees in the sales department, twice using two pre-determined profit sharing-based formulas. The first formula allocates 10% of our operating profit to a profit sharing pool provided that we have met our twin profitability goals of both pre-tax profits and operating profits in excess of 10% of sales. If pre-tax profits or operating profits are less than 10% of sales, no allocation is made to profit sharing. Further, effective March 31, 2001, the first formula is also reduced by a quality adjustment, which is calculated based on the percentage difference between gross product revenues and net product revenues, and then multiplied by five. The profit sharing pool to be distributed is reduced by this percentage. The second formula apportions some of the profit sharing pool, if any, to each employee based on the employee's length of employment, level of performance and base salary and the individual employee's compliance with our Management by Objective, or MBO, method to help employees with planning their work. An individual's profit sharing is subject to a 20% reduction if an employee fails to post his or her MBOs on our intranet by a specified time. No bonus is paid to an employee who has worked for us for less than six months. Level of performance is a numerical value assigned in performance reviews independently of the profit sharing program. We currently calculate bonuses based on our financial performance in the periods January 1 through June 30 and July 1 through December 31. During 2001, a separate bonus plan was used for employees in the sales department, which is based on performance to pre-determined sales quotas and product design wins which generate minimum revenue thresholds. The sales bonus portion that relates to sales quotas is also subject to quality adjustment in the manner described above. The Senior Vice President of Sales & Marketing and the Vice President of North American Sales participate in our overall profit sharing plan but not in the sales bonus plan.

As we did not achieve our profitability requirements of the profit sharing plan for the periods January 1, 2001 through June 30, 2001 and July 1, 2001 through December 31, 2001, none of our executive officers, or any other employee, were eligible for profit sharing in 2001. Amounts related to profits earned during the period July 1, 2000 through December 31, 2000 were paid on February 9, 2001.

Stock Awards

Total compensation at the officer level also includes long-term incentives offered by stock awards under the Incentive Plan. Stock awards are designed to align the long-term interests of our employees with those of our shareholders and to assist in the retention of employees. The size of an individual stock award is generally intended to reflect the employee's position with us and his or her importance, past and future anticipated contributions to our business, and how many years of future service for which the employee has non-vested options. It has been our practice to fix the exercise price of stock option grants at 100% of the fair market value per share on the date of grant. Options are generally subject to vesting over a four or five year period to encourage key employees to continue in our employ.

The Stock Option Committee administers the Incentive Plan for our officers. The Board has delegated to the Non-Officers Stock Option Committee the administration of the Incentive Plan for all of our other employees for option grants of not more than 36,000 shares per option grant. In January 1997, a stock replenishment program was approved by the Board of Directors whereby options may be granted on a smaller and more frequent basis to both our officers and employees in order to ensure that each eligible employee possesses non- vested options for four years of future service. We intend to grant options to our officers on a routine basis as part of this stock replenishment program.

In addition, compensation at the officer level includes short-term incentives offered through stock option grants that may vest from one year to five years from the date of grant and may have performance targets attached which may accelerate the vesting of these options. Such stock option grants are designed to provide short-term incentives to accomplish such strategic initiatives as the completion of product development, the successful introduction of new products into the marketplace, and the reduction of manufacturing and other costs needed to achieve our goals. The size of individual stock option grants is intended to reflect the employee's position and anticipated contribution to our business. It has been our practice to fix the exercise price of stock option grants at 100% of the fair market value per share on the date of grant. As required under our Incentive Plan, the exercise price of stock option grants for officers who own more than 10% of the shares of our outstanding stock is set at 110% of the fair market value on the date of grant.

Federal Tax Considerations

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre- existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and Treasury regulations.

Compensation Committee

Bing Yeh
Tsuyoshi Taira
Yasushi Chikagami
Ronald Chwang

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors is composed of the following persons: Bing Yeh, Tsuyoshi Taira, Yasushi Chikagami, and Ronald Chwang.

No current member of the Compensation Committee, other than Mr. Yeh, is an officer or employee of SST, and none of our officers serves as a member of a compensation committee of any entity that has one or more officers serving as a member of our Compensation Committee.

Performance Measurement Comparison

The following chart shows the total shareholder return of an investment of $100 in cash on December 31, 1996 for:

    our Common Stock,
    the Nasdaq Stock Market (U.S.) Index, and
    the JP Morgan H&Q Semiconductors Index.

All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 1997, 1998, 1999, 2000 and 2001. We have never paid a cash dividend.

This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation of language in any such filings.

Certain Relationships and Related Transactions

Business Relationships

Dr. Chwang is the Chairman and President of Acer Technology Ventures, America, a venture capital management company. Related Acer entities, including Acer Corporation, Acer Peripherals, Acer Technologies, Apacer Technology, Inc., and Ambit Microsystems Corp., are our customers. In 1999, 2000 and 2001 the combined Acer entities accounted for 6% ($7.9 million), 5% ($22.5 million) and 2% ($5.8 million), respectively, of our net product revenues.

Mr. Yeh is a member of the board of directors of Apacer Technology, Inc. or Apacer, one of our customers. As of December 31, 2001, we owned approximately a 10% interest in Apacer. In 1999, 2000 and 2001, Apacer accounted for approximately none, $447,000 and $280,000, respectively, or 0%, 0.1% and 0.1%, respectively, of our net product revenues.

Mr. Yeh is a member of the board of directors of PCT, a privately held Taiwanese company. PCT is one of our manufacturers' representatives. As of December 31, 2001, we owned approximately a 15% interest in PCT. In 2000 and 2001, PCT accounted for 5% and 2%, or $24.4 million and $5.4 million of net product revenues, respectively. In March 2001, PCT established a separate company and wholly-owned subsidiary, SPT, to provide planning, warehousing, delivery, billing, collection and other logistic functions for us in Taiwan. In 2001, approximately $78.2 million, or 30.3%, of our net product revenues were derived from end customer sales through SPT, our logistics center. At December 31, 2001, we had accounts receivable from SPT of approximately $19.8 million.

Mr. Chikagami is a member of the Board of Directors of Ocean Automation Ltd., one of our customers. During 1999 and 2000 Ocean Automation and certain of its affiliates accounted for 0.4% ($541,000) and 0.3% ($1,441,000) of net revenues, respectively. No sales were made to the Ocean entities in 2001.

Loans to Executive Officers

In March 2001, we loaned $278,063.95 to Derek Best, our Senior Vice President, Sales and Marketing. Under the terms of the promissory note interest-only payments of $1,969.62 were due monthly for 12 months and a balloon payment for the total principal amount and accrued interest due was to be paid on March 30, 2002. The note was unsecured and bore a simple interest rate of 8.5%. All interest payments on this note were made timely in accordance with the term of the note through December 31, 2001. On January 1, 2002, we loaned an additional $40,000 to Mr. Best. The first note was canceled and the remaining amount due of $278,063.95 was incorporated into a new note of $318,063.95. Under the terms of the new note, both the principal amount and accrued interest are due at the end of the term of the note on December 31, 2002. The note is unsecured, and it bears a simple interest rate of 3.53% per annum.

In April 2002, we loaned an additional $200,000 to Mr. Best. Under the terms of the promissory note both the principal amount and accrued interest are due at the end of the term of the note on August 10, 2002. The note is unsecured, and bears a simple interest rate of 3.53% per annum. All loans to Mr. Best were intended to assist Mr. Best finance his primary residence.

In September 2001, we loaned $3,000,000 to Bing Yeh, our President and Chief Executive Officer. The loan was intended to assist Mr. Yeh finance his primary residence. Under the terms of the full recourse promissory note, both the principal amount and accrued interest were due at the end of the term of the note on September 28, 2003. The principal amount and accrued interest due was subsequently paid in full in October 2001. The note bore simple interest at 4.0% per annum.

Indemnity Agreements

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify these persons, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or agent, and otherwise to the full extent permitted under California law and our bylaws.

As a matter of policy, all transactions between us and any of our officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with our bona fide business purposes.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

JEFFREY L. GARON
Secretary

April 29, 2002

Our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge upon written request to: Corporate Secretary, Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086.